TMI TRUST COMPANY
STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2022 AND 2021

	2022	2021
ASSETS		
Cash and cash equivalents	$ 3,306,165	$ 2,035,448
Investment securities held to maturity, at cost	322,357	321,083
Accounts receivable, net	4,374,010	591,898
Fee receivables	2,773,466	2,038,355
Receivables from trusts	76,658	-
Prepaid expenses	682,187	581,442
Property and equipment, net	198,162	213,981
Goodwill	637,000	637,000
Intangible assets, net	3,915,034	1,334,921
Finance lease right-of-use assets	100,449	-
Operating lease right-of-use assets	1,521,118	-
Deferred tax asset, net	159,230	137,802
Other assets	32,086	32,086
Total Assets	$ 18,097,922	$ 7,924,016
LIABILITIES AND STOCKHOLDERS' EQUITY		
Liabilities:		
Accounts payable and accrued expenses	$ 2,642,362	$ 1,280,229
Deferred fee income	565,149	575,589
Operating lease liabilities	1,542,849	-
Finance lease liabilities	98,707	-
Earnout liabilities	3,421,240	1,019,849
Intercompany tax payable	610,479	-
Other liabilities	186,539	158,545
Total Liabilities	9,067,325	3,034,212
Commitments and contingencies (Notes 11)		
Stockholders' Equity:		
Common stock; $12.50 par value per share; 1,000,000 shares authorized; 100,000 shares issued and outstanding	1,250,000	1,250,000
Paid-in capital	3,585,707	3,585,707
Retained earnings	4,194,890	54,097
Total Stockholders' Equity	9,030,597	4,889,804
Total Liabilities and Stockholders' Equity	$ 18,097,922	$ 7,924,016

The accompanying notes to the financial statements are an integral part of these statements.

TMI TRUST COMPANY
STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
Revenues:		
Fee Income:		
IRA services	$ 1,552,938	$ 1,862,318
Corporate trust and agency services	5,287,849	4,405,846
Family office services	1,871,335	2,003,205
Salem Trust and custody services	5,136,415	4,480,161
Agency and trust services	676,561	612,775
SBA custody services	2,441,506	1,878,691
Other income	167,296	2,767
Total Fee Income	17,133,900	15,245,763
Interest income	7,571,384	800,557
Total Revenues	24,705,284	16,046,320
Expenses:		
Employee compensation and benefits	10,303,838	8,791,335
Technology and outsourcing	3,691,918	3,270,180
Travel	192,642	100,164
Postage	77,479	60,164
Supplies and printing	197,984	180,387
Depreciation and amortization	413,135	303,597
Occupancy	609,995	575,942
Professional fees	413,465	135,731
Insurance	449,868	437,750
Interest expense	15,532	15,341
Intercompany administrative services agreement (See Note 13)	1,110,000	1,140,000
Charge-offs (recoveries), net	342,801	89,215
Earnout liability fair value adjustment	224,897	-
Other	1,165,267	1,179,383
Total Expenses	19,208,821	16,279,189
Income (Loss) Before Income Taxes	5,496,463	(232,869)
Income Tax Expense (Benefit):		
Federal	1,098,655	(45,837)
State	257,015	15,479
Total Income Tax Expense (Benefit)	1,355,670	(30,358)
Net Income (Loss)	$ 4,140,793	$ (202,511)

The accompanying notes to the financial statements are an integral part of these statements.